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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                       (Amendment No.                 ) *
                                      ----------------

                              Eastman Kodak Company
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                     Common
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    277461109
                         ------------------------------
                                 (CUSIP Number)

                                November 30, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      |X|   Rule 13d-1 (b)

      |_|   Rule 13d-1(c)

      |_|   Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the ACT but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  277461109

--------------------------------------------------------------------------------
       1. Names of Reporting Persons.         Brandes Investment Partners, L.P.

          I.R.S. Identification Nos. of above persons (entities only).

                                                                      33-0704072

--------------------------------------------------------------------------------
       2. Check the Appropriate Box if a Member of a Group (See Instructions)

          (a) |_|

          (b) |_|

--------------------------------------------------------------------------------
       3. SEC Use Only

--------------------------------------------------------------------------------
       4. Citizenship or Place of Organization    Delaware

--------------------------------------------------------------------------------
                      5.  Sole Voting Power

Number of             ----------------------------------------------------------
Shares Bene-          6.  Shared Voting Power          26,012,584
ficially owned
by Each               ----------------------------------------------------------
Reporting             7.  Sole Dispositive Power
Person With:
                      ----------------------------------------------------------
                      8.  Shared Dispositive Power     30,798,860

--------------------------------------------------------------------------------
       9. Aggregate Amount Beneficially Owned by Each Reporting Person

                                                                 30,798,860

--------------------------------------------------------------------------------
      10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)                                                 |_|

--------------------------------------------------------------------------------
      11. Percent of Class Represented by Amount in Row (9)        10.72%

--------------------------------------------------------------------------------
      12. Type of Reporting Person (See Instructions)      IA, PN

--------------------------------------------------------------------------------

CUSIP No.  277461109

--------------------------------------------------------------------------------
       1. Names of Reporting Persons.         Brandes Investment Partners, Inc.

          I.R.S. Identification Nos. of above persons (entities only).

                                                                      33-0090873

--------------------------------------------------------------------------------
       2. Check the Appropriate Box if a Member of a Group (See Instructions)

          (a) |_|

          (b) |_|

--------------------------------------------------------------------------------
       3. SEC Use Only

--------------------------------------------------------------------------------
       4. Citizenship or Place of Organization    California

--------------------------------------------------------------------------------
                      5.  Sole Voting Power

Number of             ----------------------------------------------------------
Shares Bene-          6.  Shared Voting Power          26,012,584
ficially owned
by Each               ----------------------------------------------------------
Reporting             7.  Sole Dispositive Power
Person With:
                      ----------------------------------------------------------
                      8.  Shared Dispositive Power     30,798,860

--------------------------------------------------------------------------------
       9. Aggregate Amount Beneficially Owned by Each Reporting Person

                                    30,798,860 shares are deemed to be
                                    beneficially owned by Brandes Investment
                                    Partners, Inc., as a control person of the investment adviser. Brandes Investment Partners, Inc. disclaims any direct ownership of the shares reported in this
                                    Schedule 13G, except for an amount that is substantially less than one per cent of the number of shares reported herein.

--------------------------------------------------------------------------------
      10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)                                                 |_|

--------------------------------------------------------------------------------
      11. Percent of Class Represented by Amount in Row (9)        10.72%

--------------------------------------------------------------------------------
      12. Type of Reporting Person (See Instructions)   CO, OO (Control Person)

--------------------------------------------------------------------------------

CUSIP No.  277461109

--------------------------------------------------------------------------------
       1. Names of Reporting Persons.         Brandes Worldwide Holdings, L.P.

          I.R.S. Identification Nos. of above persons (entities only).

                                                                      33-0836630

--------------------------------------------------------------------------------
       2. Check the Appropriate Box if a Member of a Group (See Instructions)

          (a) |_|

          (b) |_|

--------------------------------------------------------------------------------
       3. SEC Use Only

--------------------------------------------------------------------------------
       4. Citizenship or Place of Organization    Delaware

--------------------------------------------------------------------------------
                      5.  Sole Voting Power

Number of             ----------------------------------------------------------
Shares Bene-          6.  Shared Voting Power          26,012,584
ficially owned
by Each               ----------------------------------------------------------
Reporting             7.  Sole Dispositive Power
Person With:
                      ----------------------------------------------------------
                      8.  Shared Dispositive Power     30,798,860

--------------------------------------------------------------------------------
       9. Aggregate Amount Beneficially Owned by Each Reporting Person

                                    30,798,860 shares are deemed to be
                                    beneficially owned by Brandes Worldwide
                                    Holdings, L.P., as a control person of the investment adviser. Brandes Worldwide Holdings, L.P. disclaims any direct ownership of the shares reported in this
                                    Schedule 13G.

--------------------------------------------------------------------------------
      10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)                                                 |_|

--------------------------------------------------------------------------------
      11. Percent of Class Represented by Amount in Row (9)        10.72%

--------------------------------------------------------------------------------
      12. Type of Reporting Person (See Instructions)   PN, OO (Control Person)

--------------------------------------------------------------------------------

CUSIP No.  277461109

--------------------------------------------------------------------------------
       1. Names of Reporting Persons.         Charles H. Brandes

          I.R.S. Identification Nos. of above persons (entities only).

--------------------------------------------------------------------------------
       2. Check the Appropriate Box if a Member of a Group (See Instructions)

          (a) |_|

          (b) |_|

--------------------------------------------------------------------------------
       3. SEC Use Only

--------------------------------------------------------------------------------
       4. Citizenship or Place of Organization    USA

--------------------------------------------------------------------------------
                      5.  Sole Voting Power

Number of             ----------------------------------------------------------
Shares Bene-          6.  Shared Voting Power          26,012,584
ficially owned
by Each               ----------------------------------------------------------
Reporting             7.  Sole Dispositive Power
Person With:
                      ----------------------------------------------------------
                      8.  Shared Dispositive Power     30,798,860

--------------------------------------------------------------------------------
       9. Aggregate Amount Beneficially Owned by Each Reporting Person

                                    30,798,860 shares are deemed to be
                                    beneficially owned by Charles H. Brandes, a control person of the investment adviser. Mr. Brandes disclaims any direct ownership of the shares reported in this Schedule 13G, except for an amount that is substantially less than one per cent of the number of shares reported herein.

--------------------------------------------------------------------------------
      10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)                                                 |_|

--------------------------------------------------------------------------------
      11. Percent of Class Represented by Amount in Row (9)        10.72%

--------------------------------------------------------------------------------
      12. Type of Reporting Person (See Instructions)   IN, OO (Control Person)

--------------------------------------------------------------------------------

CUSIP No.  277461109

--------------------------------------------------------------------------------
       1. Names of Reporting Persons.         Glenn R. Carlson

          I.R.S. Identification Nos. of above persons (entities only).

--------------------------------------------------------------------------------
       2. Check the Appropriate Box if a Member of a Group (See Instructions)

          (a) |_|

          (b) |_|

--------------------------------------------------------------------------------
       3. SEC Use Only

--------------------------------------------------------------------------------
       4. Citizenship or Place of Organization    USA

--------------------------------------------------------------------------------
                      5.  Sole Voting Power

Number of             ----------------------------------------------------------
Shares Bene-          6.  Shared Voting Power          26,012,584
ficially owned
by Each               ----------------------------------------------------------
Reporting             7.  Sole Dispositive Power
Person With:
                      ----------------------------------------------------------
                      8.  Shared Dispositive Power     30,798,860

--------------------------------------------------------------------------------
       9. Aggregate Amount Beneficially Owned by Each Reporting Person

                                    30,798,860 shares are deemed to be
                                    beneficially owned by Glenn R. Carlson, a control person of the investment adviser. Mr. Carlson disclaims any direct ownership of the shares reported in this Schedule 13G, except for an amount that is substantially less than one per cent of the number of shares reported herein.

--------------------------------------------------------------------------------
      10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)                                                 |_|

--------------------------------------------------------------------------------
      11. Percent of Class Represented by Amount in Row (9)        10.72%

--------------------------------------------------------------------------------
      12. Type of Reporting Person (See Instructions)   IN, OO (Control Person)

--------------------------------------------------------------------------------

CUSIP No.  277461109

--------------------------------------------------------------------------------
       1. Names of Reporting Persons.         Jeffrey A. Busby

          I.R.S. Identification Nos. of above persons (entities only).

--------------------------------------------------------------------------------
       2. Check the Appropriate Box if a Member of a Group (See Instructions)

          (a) |_|

          (b) |_|

--------------------------------------------------------------------------------
       3. SEC Use Only

--------------------------------------------------------------------------------
       4. Citizenship or Place of Organization    USA

--------------------------------------------------------------------------------
                      5.  Sole Voting Power

Number of             ----------------------------------------------------------
Shares Bene-          6.  Shared Voting Power          26,012,584
ficially owned
by Each               ----------------------------------------------------------
Reporting             7.  Sole Dispositive Power
Person With:
                      ----------------------------------------------------------
                      8.  Shared Dispositive Power     30,798,860

--------------------------------------------------------------------------------
       9. Aggregate Amount Beneficially Owned by Each Reporting Person

                                    30,798,860 shares are deemed to be
                                    beneficially owned by Jeffrey A. Busby, a control person of the investment adviser. Mr. Busby disclaims any direct ownership of the shares reported in this Schedule 13G, except for an amount that is substantially less than one per cent of the number of shares reported herein.

--------------------------------------------------------------------------------
      10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)                                                 |_|

--------------------------------------------------------------------------------
      11. Percent of Class Represented by Amount in Row (9)        10.72%

--------------------------------------------------------------------------------
      12. Type of Reporting Person (See Instructions)   IN, OO (Control Person)

--------------------------------------------------------------------------------

Item 1(a)     Name of Issuer:

              Eastman Kodak Company


Item 1(b)     Address of Issuer's Principal Executive Offices:

              343 State Street, Rochester, NY, 14650, U.S.A.


Item 2(a)     Name of Person Filing:

              (i)   Brandes Investment Partners, L.P.

              (ii)  Brandes Investment Partners, Inc.

              (iii) Brandes Worldwide Holdings, L.P.

              (iv)  Charles H. Brandes

              (v)   Glenn R. Carlson

              (vi)  Jeffrey A. Busby


Item 2(b)     Address of Principal Business office or, if None, Residence:

              (i)    11988 El Camino Real, Suite 500, San Diego, CA  92130

              (ii)   11988 El Camino Real, Suite 500, San Diego, CA  92130

              (iii)  11988 El Camino Real, Suite 500, San Diego, CA  92130

              (iv)   11988 El Camino Real, Suite 500, San Diego, CA  92130

              (v)    11988 El Camino Real, Suite 500, San Diego, CA  92130

              (vi)   11988 El Camino Real, Suite 500, San Diego, CA  92130


Item 2(c)     Citizenship

              (i)   Delaware

              (ii)  California

              (iii) Delaware

              (iv)  USA

              (v)   USA

              (vi)  USA

Item 2(d)     Title of Class Securities:

              Common


Item 2(e)     CUSIP Number:

              277461109


Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

              (a)  |_|  Broker or dealer registered under section 15 of the Act
                        (15 U.S.C. 78o).

              (b)  |_|  Bank as defined in section 3(a)(6) of the Act
                        (15 U.S.C. 78c).

              (c)  |_|  Insurance company as defined in section 3(a)(19) of the
                        Act (15 U.S.C. 78c).

              (d)  |_|  Investment company registered under section 8 of the
                        Investment Company Act (15 U.S.C. 80a-8).

              (e)  |_|  An investment adviser in accordance with
                        ss. 240.13d-1(b)(1)(ii)(E).

              (f)  |_|  An employee benefit plan or endowment fund in accordance
                        with ss. 240.13d-1(b)(ii)(F).

              (g)  |_|  A parent holding company or control person in accordance
                        with ss. 240.13d-1(b)(1)(ii)(G).

              (h)  |_|  A savings association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act (12 U.S.C. 1813).

              (i)  |_|  A church plan that is excluded from the definition of an
                        investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

              (j)  |X|  Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

              This statement is filed by Brandes Investment Partners, L.P., an investment adviser registered under the Investment Advisers Act of 1940, its control persons and its holding company. (See, also, Exhibit A.)


Item 4.       Ownership:

              (a) Amount Beneficially Owned:      30,798,860

              (b) Percent of Class: 10.72%

              (c)    Number of shares as to which the joint filers have:

                     (i)   sole power to vote or to direct the vote:           0

                     (ii)  shared power to vote or to direct the
                           vote:                                      26,012,584

                     (iii) sole power to dispose or to direct the
                           disposition of:                                     0

                     (iv)  shared power to dispose or to direct the
                           disposition of:                            30,798,860

Item 5.       Ownership of Five Percent or Less of a Class.

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class securities, check the following |_|.

                                      N/A

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.

                                       N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                                       N/A

Item 8.       Identification and Classification of Members of the Group.

                                  See Exhibit A

Item 9.       Notice of Dissolution of Group.

                                       N/A

Item 10.      Certification:

              (a) The following certification shall be included if the statement is filed pursuant to ss. 240.13d-1(b):

                     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  December 9, 2005
                                    BRANDES INVESTMENT PARTNERS, L.P.


                                    By: /s/ Adelaide Pund
                                        --------------------------------------
                                        Adelaide Pund as Attorney-In-Fact for
                                        Charles H. Brandes, President of
                                        Brandes Investment Partners, Inc., its
                                        General Partner

                     BRANDES INVESTMENT PARTNERS, INC.


                     By:  /s/ Adelaide Pund
                          -----------------------------------------
                          Adelaide Pund as Attorney-In-Fact for
                          Charles H. Brandes, President


                     BRANDES WORLDWIDE HOLDINGS, L.P.


                     By:  /s/ Adelaide Pund
                          -----------------------------------------
                          Adelaide Pund as Attorney-In-Fact for
                          Charles H. Brandes, President of
                          Brandes Investment Partners, Inc., its General Partner



                     By:  /s/ Adelaide Pund
                          -----------------------------------------
                          Adelaide Pund as Attorney-In-Fact for
                          Charles H. Brandes, Control Person


                     By:  /s/ Adelaide Pund
                          -----------------------------------------
                          Adelaide Pund as Attorney-In-Fact for
                          Glenn R. Carlson, Control Person


                     By:  /s/ Adelaide Pund
                          -----------------------------------------
                          Adelaide Pund as Attorney-In-Fact for
                          Jeffrey A. Busby, Control Person

                                    EXHIBITS

Exhibit A is incorporated by reference to Exhibit A of Schedule 13G for 3Com Corporation filed February 14, 2005.

Exhibit B is incorporated by reference to Exhibit B of Schedule 13G for 3Com Corporation filed February 14, 2005.

Exhibit C is incorporated by reference to Exhibit C of Schedule 13G for 3Com Corporation filed February 14, 2005.

Exhibit D is incorporated by reference to Exhibit D of Schedule 13G for 3Com Corporation filed February 14, 2005.